                                                                    EXHIBIT 10.1





                            STOCK PURCHASE AGREEMENT

                                     AMONG

                     HORIZON MENTAL HEALTH MANAGEMENT, INC.

                                 AS PURCHASER,


                             JAMES A. GREENE, M.D.,
                               DIANE R. BURKETT,
                             E. WILLIAM LINAM, AND
                        THE CENTER FOR HEALTH & CREATIVE
                        AGING, P.C. PROFIT SHARING PLAN

                                  AS SELLERS,


                                      AND


                          GERIATRIC MEDICAL CARE, INC.





                                     AS OF
                               FEBRUARY 24, 1997

                               TABLE OF CONTENTS


ARTICLE 1            DEFINED TERMS/SCHEDULES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

       1.1           Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       1.2           Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                     (a)       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                     (b)       Delivery . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE 2            PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

       2.1           Agreement to Sell and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.2           Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       2.3           Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       2.4           Contract Review Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       2.5           Joinder of Other Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       2.6           Disputed Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE 3            REPRESENTATIONS AND WARRANTIES OF EACH SELLER  . . . . . . . . . . . . . . . . . . . . . . . . .   5

       3.1           Authority Relative to This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.2           Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       3.3           Absence of Breach; No Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE 4            REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

       4.1           Due Organization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.2           Subsidiaries/Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.3           Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
       4.4           Capitalization of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.5           Licenses/Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       4.6           Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       4.7           No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       4.8           No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       4.9           Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.10          Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.11          Real Property Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.12          Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       4.13          Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                     (a)       Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                     (b)       Copies/Status of Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . .  12
                     (c)       Partial Hospitalization Management Contracts . . . . . . . . . . . . . . . . . . . . .  12
       4.14          Employees, Et Cetera . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       4.15          Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13





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

       4.16          Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.17          Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.18          Broker's and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.19          Labor Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.20          Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.21          Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       4.22          Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.23          Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       4.24          Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       4.25          Improper Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 5            REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . .  18

       5.1           Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.2           Corporate Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.3           Absence of Breach; No Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.4           Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.5           Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.6           Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE 6            COVENANTS OF THE SELLERS AND THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

       6.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       6.2           Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       6.3           No Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       6.4           Conduct of Business Prior to Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       6.5           Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.6           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.7           Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.8           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.9           Breach of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.10          No Transfer of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.11          Updating of Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.12          No Employment or Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

ARTICLE 7            COVENANTS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

       7.1           Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       7.2           Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       7.3           Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       7.4           Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       7.5           Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       7.6           No Employment or Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25





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
ARTICLE 8            CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

       8.1           Conditions to Obligations of Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE 9            CONDITIONS TO OBLIGATIONS OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

       9.1           Conditions To Obligations of Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

ARTICLE 10           CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

       10.1          Date of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       10.2          Actions by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (a)       Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                     (b)       Consulting/Release Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (c)       Post-Closing Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (d)       Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.3          Actions by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (a)       Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (b)       Consulting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (c)       Post-Closing Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (d)       Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       10.4          Post-Closing Escrow Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (a)       Escrow Money . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (b)       Limited Power of Attorney.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                     (c)       Additional Provisions of Limited Power of Attorney . . . . . . . . . . . . . . . . . .  32
       10.5          Funding of Certain Company Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 11           SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                     INDEMNITY; POST-CLOSING MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

       11.1          Representations and Warranties to Survive  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (a)       Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (b)       Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       11.2          Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (a)       Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                     (b)       Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       11.3          Indemnity Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       11.4          Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (a)       General Threshold  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (b)       Specific Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                     (c)       Time Limits for Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                     (d)       Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       11.5          Remedies; Default; Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       11.6          Severance Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       11.7          Certain Post-Closing Management Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  37





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
ARTICLE 12           NON-COMPETITION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

       12.1          Covenant Not to Compete; Non-Solicitation  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       12.2          Non-Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       12.3          Nondisparagement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       12.4          Reasonableness; Reformation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       12.5          Remedies for Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                     (a)       Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                     (b)       Suit for Damages . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 13           TERMINATION; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

       13.1          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                     (a)       Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                     (b)       By Purchaser or Sellers: Condition Precedent . . . . . . . . . . . . . . . . . . . . .  40
                     (c)       By Purchaser or Sellers: Representations, Warranties and Covenants . . . . . . . . . .  40
       13.2          Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

ARTICLE 14           CERTAIN DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

       14.1          Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.2          Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.3          Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.4          Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.5          Closing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.6          Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.7          Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.8          Counsel to Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       14.9          Counsel to Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.10         ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.11         GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.12         Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.13         Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.14         Multiemployer Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.15         Payables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.16         PBGC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       14.17         Pension Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       14.18         Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       14.19         Welfare Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 15           MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

       15.1          Further Instruments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       15.2          Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





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
       15.3          Entire Agreement; Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       15.4          Binding Effect/Assignability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       15.5          Exhibits/Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.6          Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.7          Headings/Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.8          Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.9          Attorney's Fees and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.10         Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.11         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       15.12         Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45


LIST OF EXHIBITS

Exhibit A - Share Ownership of Company Capital Stock
Exhibit B - Signature Page and Joinder Agreement
Exhibit C - Form of Opinion of Counsel to Purchaser
Exhibit D - Consulting Agreement
Exhibit E - Form of Opinion of Counsel to Sellers
Exhibit F - Form of Release
Exhibit G - Post-Closing Escrow Agreement

LIST OF SCHEDULES

Schedule 3.2                   -       Unpaid Stock Subscriptions
Schedule 4.1                   -       States Where Company Qualified
Schedule 4.3                   -       Consents
Schedule 4.4                   -       Capitalization
Schedule 4.5                   -       Licenses, Etc.
Schedule 4.6                   -       Financial Statements
Schedule 4.7                   -       Adverse Changes
Schedule 4.8                   -       Undisclosed Liabilities
Schedule 4.9                   -       Assets
Schedule 4.10                  -       Litigation
Schedule 4.11                  -       Real Property Leases
Schedule 4.12                  -       Intellectual Property
Schedule 4.13                  -       Material Contracts
Schedule 4.14                  -       Employees, Etc.
Schedule 4.15                  -       Employee Benefit Plans
Schedule 4.16                  -       Receivables
Schedule 4.17                  -       Payables
Schedule 4.20                  -       Insurance
Schedule 4.22                  -       Environmental Matters
Schedule 4.23                  -       Taxes
Schedule 4.24                  -       Transactions with Affiliates
Schedule 6.4                   -       Certain Pre-Closing Matters
Schedule 8.1(h)                -       Greene Indebtedness
Schedule 11.7                  -       List of Hospital Locations

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of the 24th day of February, 1997 (the "Effective Date") by and among Horizon Mental Health Management, Inc., a Delaware corporation ("Purchaser"), James A. Greene, M.D., Diane R. Burkett, E. William Linam and The Center for Health & Creative Aging, P.C. Profit Sharing Plan (collectively referred to herein as the "Sellers" and individually as a "Seller") and Geriatric Medical Care, Inc., a Tennessee corporation (referred to herein as the "Company").

         WHEREAS, the Sellers each own the respective number of shares of Common Stock and Preferred Stock of the Company set forth in Exhibit A (all of such shares being collectively referred to herein as the "Shares"); and

         WHEREAS, the Shares represent the percentage of the total issued and outstanding shares of capital stock of the Company set forth in Exhibit A; and

         WHEREAS, all the other shareholders of the Company will be provided the opportunity to, and may, join as a party to this Agreement and become a Seller hereunder; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions herein contained, the parties hereby agree as follows:


                                   ARTICLE 1
                            DEFINED TERMS/SCHEDULES

       1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement. The term "Sellers" shall include other shareholders of the Company that join as a party to this Agreement in addition to the shareholders specifically named in the introductory paragraph of this Agreement.

       1.2       Schedules.

                 (a) General. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule. It is specifically acknowledged by the parties hereto that certain agreements and documents listed on the Schedules are not to be delivered herewith, but were previously or will be delivered or made available to Purchaser or its representatives in connection with the due diligence investigation of the Company conducted by Purchaser and its representatives prior to Closing (hereinafter defined). All such agreements and documents made available or delivered to Purchaser by the Company and the Sellers shall be originals or true and correct copies of the originals of all such agreements and documents. Each Schedule and the agreements and documents expressly listed in each Schedule shall be considered a part hereof as if set forth herein in full; provided, however, that the representations and warranties of Sellers set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless and only to the extent that any qualification, modification, exception or limitation to any representation and warranty of the Sellers is expressly set forth on the face of a Schedule or unless and only to the extent that Purchaser has actual knowledge of the information contained in any agreement or document listed or referenced in the Schedules as provided and defined in Section 11.1(b) of this Agreement.

                 (b) Delivery. It is specifically acknowledged by the parties hereto that, on the Effective Date, the Sellers had not delivered to the Purchaser the Schedules to this Agreement. The Sellers have agreed to deliver the Schedules to this Agreement to Purchaser on or before the expiration of the Contract Review Period (as defined in Section 2.4 below). Upon delivery of the Schedules, the Purchaser in its sole discretion shall have the right to accept or reject the Schedules as delivered by Sellers. In the event that the Purchaser accepts the Schedules, then this Agreement shall remain in full force and effect and the Schedules as so delivered by Sellers will become the Schedules to this Agreement. If Purchaser rejects the Schedules, then Purchaser shall have the right to terminate this Agreement by written notice to the Sellers and the Company. Purchaser shall also have the right to terminate this Agreement if Sellers fail to deliver the Schedules on or before the expiration of the Contract Review Period.


                                   ARTICLE 2
                               PURCHASE AND SALE

       2.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims").

       2.2 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, the Purchaser shall pay at the Closing, by certified or cashier's check, as consideration for the Shares, an aggregate purchase price in an amount equal to the respective percentage of total equity ownership of the Company owned by the Sellers, determined on a fully converted basis assuming the exercise of all outstanding warrants, options or rights to acquire capital stock of the Company and the conversion of all outstanding securities convertible into capital stock of the Company as shown on Exhibit A and
Schedule 4.4, times an amount equal to Five Million One Hundred Thousand

Dollars ($5,100,000) less the reduction to such amount applicable pursuant to the provisions of Section 8.1(h) of this Agreement and less the further reduction to such amount pursuant to the provisions of Section 9.1(j) of this Agreement but plus the increase to such amount pursuant to the provisions of
Section 9.1(k) of this Agreement (as so adjusted, the "Purchase Price").

       2.3 Allocation of Purchase Price. The portion of the Purchase Price allocated and payable to each Seller shall be determined on the basis that the respective amount of the total equity ownership of the Company owned by each Seller represents of the aggregate total equity ownership of the Company owned by all Sellers.

       2.4 Contract Review Period. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be subject to and contingent upon the Purchaser determining during the period commencing on the Effective Date and continuing through and including twenty-one (21) days after the Effective Date (the "Contract Review Period") that the management contracts between the Company and hospitals for whom the Company is providing management services (the "Management Contracts") are satisfactory to the Purchaser in its sole discretion. During such Contract Review Period, Purchaser shall make such review of the Management Contracts and may make such contacts with the hospitals which are parties to the Management Contracts as Purchaser deems necessary or appropriate to confirm the terms of the Management Contracts, to confirm that the Management Contracts are not in default, and to confirm such other matters pertaining to the Management Contracts as Purchaser may deem appropriate; provided, however, that Purchaser shall not contact any hospital (in person or by telephone) concerning any Management Contracts or any other matter relating to the Company's business relationship with any such hospital unless a designated representative of the Company participates in any such meeting or conversation. Sellers and the Company covenant and agree that the Company shall cooperate in good faith to make designated representatives available for such purposes in order that Purchaser may complete such review of all the Management Contracts within the Contract Review Period.

       At any time during the Contract Review Period, the Purchaser shall have the right to terminate this Agreement by written notice to Sellers and to the Company if Purchaser determines in its sole discretion that the Management Contracts are not satisfactory to it. If Purchaser fails to terminate this Agreement on or before the expiration of the Contract Review Period, then Purchaser shall be deemed to have waived such right of termination. In the event Purchaser terminates this Agreement under the terms of this Section 2.4, then neither Sellers, Purchaser nor the Company shall have any further rights or obligations under this Agreement of any kind whatsoever except solely for the provisions of Sections 6.12, 7.4 and 7.6 which shall survive such termination.

       2.5 Joinder of Other Shareholders. Promptly after execution and delivery of this Agreement, the Purchaser shall offer to all other shareholders of the Company the right to join as a party to this Agreement. The Sellers and the Company shall cooperate and assist Purchaser in communicating such offer to the other shareholders. Each other shareholder of the Company who elects to join as a party to this Agreement shall be required to execute and deliver a Signature Page and Joinder Agreement in the form of Exhibit B attached hereto. Each shareholder of the Company that so joins as a party to this Agreement shall become a "Seller" hereunder.

       2.6 Disputed Instruments. The parties acknowledge that the Purchase Price to be paid to the Sellers under this Agreement will be determined based on a fully-converted basis assuming the exercise of all outstanding warrants, options or rights to acquire capital stock of the Company and the conversion of all outstanding securities convertible into capital stock of the Company. Set forth in Schedule 4.4 is a warrant held by Ramsay Healthcare (the "Ramsay Warrant") and certain outstanding convertible notes of the Company (the "Convertible Notes"). Schedule 4.4 also sets forth the percentage amount of the total equity ownership of the Company on a fully-converted basis which was attributed to the Ramsay Warrant and the Convertible Notes for the purposes of calculating the Purchase Price payable to the Sellers under this Agreement.

       Sellers and the Company contend that:

                 (a) The Ramsay Warrant is subject to an obligation of Ramsay to comply with the terms of that certain agreement, dated August 22, 1994, between Ramsay and the Company, as amended by amendment dated January 26, 1996, which contemplates the continuation of two certain management agreements through the expiration of their respective initial terms and it is the position of the Company that the failure of Ramsay to satisfy such contractual obligation will cause the Ramsay Warrant to be void and of no effect; and

                 (b) It is the position of the Company that certain of the holders of the Convertible Notes have waived their right to convert their respective Convertible Notes into capital stock of the Company by electing certain accelerated prepayments of the Convertible Notes.

       Purchaser shall have the right to calculate the Purchase Price payable to the Sellers taking into account the equity ownership of the Company on a fully-converted basis represented by the Ramsay Warrant and the Convertible Notes and the total equity ownership of each Seller reflected in Exhibit A has been calculated on such fully-converted basis. However, in the event that the Convertible Notes are paid in full and not converted or there is a final and binding determination by agreement of the parties or by a court of competent jurisdiction that some or all of such Convertible Notes are not convertible, then Purchaser shall promptly pay to Sellers that amount of the Purchase Price which otherwise would have been payable to Sellers if the Convertible Notes had not been outstanding on the date of Closing.

       In the event that there is a final and binding determination by agreement of the parties or by a court of competent jurisdiction within one (1) year from the date of the Closing (or such later date as a final order may be entered in the event litigation concerning such matter is pending at the end of such year) that the Ramsay Warrant is void and of no effect, then the Purchaser shall promptly pay to the Sellers that amount of the Purchase Price which otherwise would have been payable to the Sellers if the Ramsay Warrant had not been outstanding on the date of the Closing. If there has been no final and binding determination that the Ramsay

Warrant is void and of no effect within one (1) year (or such later date as a final order may be entered in the event litigation concerning such matter is pending at the end of such year), then the Purchaser shall have no obligation to the Sellers of any kind whatsoever.

       It is expressly understood that in the event the holders of the Convertible Notes convert such Convertible Notes at or prior to the Closing or the holder of the Ramsay Warrant exercises such Ramsay Warrant at or prior to the Closing, then such holders may join as a party to their Agreement by the execution and delivery of the Signature Page and Joinder Agreement as contemplated by Section 2.5 above.

       The Sellers shall have the right, at their own expense, to bring an action to resolve the validity of the Ramsay Warrant and the convertibility of the Convertible Notes described above. In the event that the Ramsay contracts are terminated early by Ramsay, then Purchaser shall have the right to bring an action to declare the Ramsay Warrant void and of no effect if the Sellers decline to do so. In such event, if the Ramsay Warrant is declared void in such proceeding, then the amount payable to the Sellers shall be reduced by the aggregate amount of the costs and expenses of Purchaser in prosecuting such declaratory judgment action. In the event that the Ramsay Warrant is not declared void in such proceeding, the Purchaser shall be paid the aggregate amount of such costs and expenses out of the post-closing escrow account described in Section 10.4 of this Agreement.


                                   ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF EACH SELLER

       Each Seller, severally and not jointly, represents and warrants to Purchaser that, as of the Effective Date and as of the Closing Date:

       3.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller enforceable in accordance with its terms. The other agreements to be executed and delivered by the Seller pursuant to this Agreement will be valid and binding agreements of the Seller enforceable in accordance with their respective terms when so executed and delivered by the Seller. With respect to each Seller that is an entity and not an individual, each entity has all requisite power and authority to enter into this Agreement and the execution, delivery and performance of this Agreement by such entity has been duly authorized by all requisite action on the part of such entity.

       3.2 Title to Stock. Except as set forth in Schedule 3.2 attached hereto, each Seller is the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Claims. Schedule
3.2 set forth certain unpaid subscriptions for certain shares of the outstanding capital stock of the Company which shall be paid on or prior to Closing so that, on the date of Closing, all of such shares shall be fully paid and nonassessable. At the Closing, each Seller will convey to Purchaser valid and marketable title to the Shares owned by each Seller as set forth on Exhibit A, free and clear of any and all Claims.

       3.3 Absence of Breach; No Consent. The execution, delivery, and performance of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement by the Seller does not and will not: (i) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority which affects or binds the Seller or the Shares owned by such Seller, (ii) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which the Seller is a party or by which the Seller or the Shares are bound, or (iii) require the authorization, consent, approval or license of any third party or entity.


                                   ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

       In addition to the representations and warranties made in Article 3, the Sellers, jointly and severally, represent and warrant to Purchaser that, as of the Effective Date and as of the Closing Date:

       4.1 Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date. Except as set forth in Schedule 4.1 attached hereto, the Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to be so authorized would have a material adverse effect on the business or operations of the Company. Schedule 4.1 is a complete and accurate list of all jurisdictions in which the Company is so authorized. The Company shall cure all exceptions noted on Schedule 4.1 on or prior to the Closing. Sellers have delivered to Purchaser complete and correct copies of the articles of incorporation and bylaws of the Company as amended to and in effect on the Effective Date. The Company is not in violation of any term or provision of its articles of incorporation or bylaws.

       4.2 Subsidiaries/Investments. The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

       4.3       Due Authorization.  Except for the consents reflected on
Schedule 4.3, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which either the Sellers and the Company are or will be a party does not, on the date hereof, and will not, on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to the Company; (ii) to the knowledge of the Sellers, violate any law, rule or regulation, or any decree or judgment of any court or governmental authority binding on the Company; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the Shares or any of the assets of the Company under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Company is a party, or by which the Company or its assets is bound; (iv) permit the acceleration of the maturity of any indebtedness of the Company; (v) violate or conflict with any provision of the articles of incorporation or bylaws of the Company and (vi) has been duly authorized by all requisite corporate action of the Company.

       4.4 Capitalization of the Company. The authorized capital stock of the Company consists of One Million (1,000,000) shares of Common Stock, $0.01 par value per share, of which 168,722 shares are validly issued and outstanding and Five Hundred Thousand (500,000) shares of Preferred Stock, $0.01 par value per share, of which 10,671 shares are validly issued and outstanding. Except as set forth in Schedule 4.4 attached hereto, all such outstanding shares of capital stock are fully paid and nonassessable and, on the date of Closing, all of the outstanding shares of capital stock will be fully paid and nonassessable. All of the outstanding shares of Common Stock and Preferred Stock of the Company are owned beneficially and of record as set forth on Exhibit A. Each Seller owns beneficially and of record the shares of capital stock of the Company set opposite the name of such Seller in Exhibit A. The Company has provided to the Purchaser a correct and complete copy of the stock registry of the Company listing all stockholders of the Company and the outstanding share certificates and total number of shares issued to each stockholder of the Company. The Company has no other capital stock authorized for issuance and has no treasury shares. The Company has not purchased any shares of its capital stock from a shareholder within the two (2) year period prior to the Effective Date. Except as set forth in Schedule 4.4, there are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of the Company. Except as set forth in Schedule 4.4, since the date of the Company Balance Sheet (as defined in Section 4.6 below), no shares of the Company's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating the Company to issue shares of capital stock, and no other securities or instruments convertible or exchangeable into shares of capital stock, have been executed or issued by the Company. Except as set forth in the articles of incorporation of the Company, the Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

       4.5 Licenses/Compliance with Law. The Company has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its respective business as such is presently being conducted. Schedule
4.5 contains a list and description of all authorizations, certificates of authority, licenses and permits, including those granted or derived from
governmental sources, issued or granted to the Company.   For the proper
conduct of its business, the Company is not required to obtain any additional certificates of authority, permits, licenses or similar authorizations from any governmental authority other than it has already obtained as listed on
Schedule 4.5. There are no pending or, to the knowledge of the Sellers, threatened legal, administrative, arbitration or other actions, notices, or proceedings nor any pending or, to the knowledge of the Sellers, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of the Company as conducted by the Company. The Company has made all filings with governmental agencies required for the conduct of its business operations. There are no judgments against the Company, and no orders, rules, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which the Company is bound or to which the Company is subject. The Company has not entered into or is subject to any judgment, consent decree, compliance order or administrative order or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim. Neither the Company's operations nor any of the assets owned, leased, occupied or used by the Company in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local codes, laws, rules or regulation.

       4.6 Financial Statements. The Company has delivered to Purchaser a copy of (i) the audited financial statements of the Company as of September 30, 1994, 1995 and 1996 consisting in each case of a balance sheet at such respective dates, and the related statements of income, changes in stockholders' equity and cash flows for the applicable twelve (12) month period then ended and (ii) unaudited financial statements of the Company as of December 31, 1996 (the "Balance Sheet Date") consisting of a consolidated balance sheet of the Company at such date (the "Company Balance Sheet") and the related statements of income for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are attached hereto as Schedule 4.6 (the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position of the Company, and the results of the operations, changes in stockholders' equity and cash flows of the Company, as of the respective dates thereof and for the respective periods covered thereby, in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in the Company Balance Sheet included in the Financial Statements, as of the Balance Sheet Date, there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of the Company which have not been so set forth in the Company Balance Sheet. Except as set forth on Schedule 4.6, no dividends or distributions with respect to the capital stock of the Company had been declared but not paid prior to the Balance Sheet Date. The Financial Statements were prepared from the books and records of the Company. At the Balance Sheet Date, the Company owned each of the assets included in the Company Balance Sheet. From the date hereof through the Closing Date, the Company will continue to prepare monthly and year-to-date unaudited financial statements on the same basis as the Financial Statements and will promptly deliver the same to Purchaser. The foregoing representations will be applicable to all such monthly unaudited financial statements so prepared and delivered; provided, however, that such unaudited financial statements shall be subject to normal year-end adjustments, none of which will be material.

       4.7 No Adverse Change. Except as set forth on Schedule 4.7, since the Balance Sheet Date, the business of the Company has been conducted only in the ordinary course and there has not been (i) any material adverse change in the financial condition, business, properties, assets, or results of operations of the Company (financial or otherwise) exclusive of any general economic factors affecting the health care industry in general; (ii) any material loss or damage (whether or not covered by insurance) to any of the assets of the Company which materially affects or impairs the ability of the Company to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of the Company; (iii) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of the Company; (iv) any sale or transfer of any material portion of the assets of the Company; (v) any material changes in the terms of or defaults under, any material contract of the Company; (vi) any material change in the accounting systems, policies or practices of the Company; (vii) any waiver by or on behalf of the Company of any rights which have any material value; (viii) no taking under condemnation or right of eminent domain of any of the assets of the Company; (ix) any entry into or termination of any management contract or any other material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by the Company; (x) any redemption, repurchase, or other acquisition of any of its capital stock by the Company, or any issuance of capital stock of the Company or of securities convertible into or rights to acquire any such capital stock; (xi) any dividend or distribution declared, set aside or paid on capital stock of the Company; (xii) any transfer or right granted by the Company of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (xiii) any sale or other disposition of any material asset of the Company, or any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of the Company, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; or (xiv) any default or breach by the Company in any material respect under any material contract, license, or permit. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary and usual course of business and, without limiting the foregoing, no changes have been made in (i) employee compensation levels, (ii) the manner in which employees of the Company are compensated, or (iii) supplemental benefits provided to any employees.

       4.8 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing the outstanding debt (as such term is determined pursuant to GAAP of the Company, as amended to and in effect on the Effective Date, have been delivered to Purchaser by the Company. The Company has no debt (as such term is determined pursuant to GAAP) or other liabilities which are not adequately disclosed and reflected or reserved against on the face of the Company Balance Sheet, except liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the condition (financial or otherwise), assets or business of the Company.
Schedule 4.8 hereto sets forth each liability of the Company in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by the Company exceeds $10,000.

       4.9       Title to and Condition of Properties.  Except as set forth in
Schedule 4.9, the Company has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Company Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges of any kind whatsoever. The Sellers do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which any Seller or the Company has notice, that would materially affect the ability of the Company to utilize each of such assets in its business. The Company has not received any notices of default or other violations from any landlord regarding any properties leased by the Company. Schedule 4.9 hereto contains a detailed listing of all material assets of the Company. The assets now owned by the Company constitute all assets reasonably necessary to enable Purchaser to conduct the business and operations of the Company on substantially the same terms as such business has been conducted historically and is being conducted on the Effective Date. Except as expressly set forth in this Agreement, no other representations or warranties have been made by Sellers or the Company as to the condition or suitability for any particular purpose of the assets of the Company. To the knowledge of the Sellers, none of the assets owned, leased or used by the Company in the operation of its business materially violates or fails to comply in any material respect with any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations and the Company has not received any notice of an alleged violation thereof.

       4.10 Litigation. Except as set forth on Schedule 4.10 hereto, (i) no material investigation or review by any governmental entity with respect to the Company is pending or, to the knowledge of the Sellers, threatened, nor has any governmental entity indicated to the Company an intention to conduct the same; and (ii) there is no action, suit, or administrative, condemnation, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Sellers, threatened against or affecting the Company to which the Company is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. The Company is not now, and has not been, a party to any injunction, order or decree restricting the method of the conduct of its business or the marketing of any of its products or services.

       4.11 Real Property Leases . Schedule 4.11 lists all leases of real property to which the Company is a party (the "Real Property Leases").
Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been delivered to Purchaser. Except as disclosed on
Schedule 4.11, neither the Sellers nor the Company has received any notices that the land, buildings, facilities and other structures and improvements subject to the Real Property Leases are not in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. The Company is the lessee and in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Sellers, all covenants or other restrictions (if any) to which any of the property leased to the Company pursuant to the Real Property Leases are being properly performed and observed in all material respects by the Company, and the Company has not received any notice of violation (or claimed violation) thereof which has not been resolved. The Company has delivered to Purchaser true, correct and complete copies of all reports or audits of any engineers, environmental consultants or other consultants in the possession of the Company relating to any of premises subject to the Real Property Leases. There is no pending proceeding or governmental action, and the Sellers have not received notice of any threatened proceeding or governmental action, to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of the Company as presently conducted. The Company does not own any real property.

       4.12 Intellectual Property. Schedule 4.12 is an accurate and complete list of all copyrights, trade names that the Company uses in its business operations. Except as disclosed on Schedule 4.12 the Company has no United States and foreign patents, patent applications, patent licenses, trademarks, and service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by the Company and utilized by the Company in the business operations of the Company as presently conducted. There is no adverse claim against the Company, or to the knowledge of the Sellers, any threatened litigation or claim of infringement. Except for the license to use the trademark owned by The Center for Health & Creative Aging, P.C. set forth in
Schedule 4.12, to the knowledge of the Sellers, the Company does not utilize any intellectual property or proprietary trade secret information which infringes any trademark, trade name, service mark, copyright or patent of another, and the Company has not received any notice contesting its right to use any trade name, intellectual property or proprietary trade secret information now used by it in connection with its business operations. The Company has not granted any license to a third party in respect of any of its intellectual property except as set forth in Schedule 4.12. As of the date of Closing, the Company will have a license to use the trademark currently used in its business operations for a period of one (1) year after the Closing at no fees, costs or other expense to the Company.

       4.13      Contracts.

                 (a) Material Contracts. Schedule 4.13 lists all material contracts or agreements of the following types to which the Company is a party or by which the Company is bound:

                 (i) any management or other contract pursuant to which the Company owns, manages, develops or operates mental health treatment units or programs on behalf of general acute care hospitals or any other person or entity (the "Management Contracts");

                 (ii) any contract or agreement with a physician, psychiatrist, psychologist or other health provider or any partnership or professional association or corporation owned by physicians, psychiatrists, psychologists or other health providers;

                 (iii) any contract or agreement which is not terminable upon thirty (30) days or less notice or which obligates the Company to the payment of more than $10,000 including, without limitation, loan agreements;

                 (iv) any contract or agreement for the maintenance, purchase or sale of equipment or capital assets having a value in excess of $10,000;

                 (v) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

                 (vi)     any lease of personal property;

                 (vii) any guaranty, suretyship agreement or other agreement relating to any contingent liability.

                 (viii) any contract with an independent agent or broker acting on behalf of the Company;

                 (ix) any contract or agreement with an independent consultant;

                 (x) any contract or agreement restricting the method by which the Company conducts its business or the marketing of any of its products or services; and

                 (x) any contract or agreement between the Company and any of the shareholders or other affiliates of the Company including, without limitation, affiliates of the shareholders of the Company.

                 (b) Copies/Status of Material Contracts. True, complete and correct copies of all contracts are included as a part of Schedule 4.13 and, except to the extent disclosed on Schedule 4.13 and Schedule 4.7 (i) all of the contracts listed on such Schedule 4.13 are in full force and effect,
(ii) the Company has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts, (vi) there are no verbal amendments, modifications or other understandings relating to such contracts, (vii) the Company has no obligation that has accrued to refund all or any portion of the fees that have been paid under the Management Contracts.

                 (c) Partial Hospitalization Management Contracts. With respect to the Management Contracts that relate to partial hospitalization (outpatient) treatment programs, (a) no hospital that is the contracting party to such Management Contract has or will have the right to terminate such Management Contract or to assert a breach or violation of such Management Contract and (b) the Company shall have no obligation or liability to refund any fees paid under such Management Contract, in either case as a result of the denial of third party reimbursement to such hospital of the fees charged to patients of such partial hospitalization programs relating to treatment provided on or prior to the date of Closing.

       4.14 Employees, Et Cetera. Schedule 4.14 hereto lists in accurate and complete detail all employees of the Company as of the Effective Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of the most recent regular payroll date of the Company immediately preceding the Effective Date, other fringe benefits, if any, a description of any severance pay arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the most recent payroll date of the Company immediately preceding the Effective Date and the rate at which such vacation, holiday and sick leave will accrue after the Effective Date. Except as shown on Schedule 4.14, the Company is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. Except as set forth in Schedule 4.14 and except as contemplated by the provisions of Section 11.6 of this Agreement, the Company is not a party to any employment or other agreement, whether written or oral, pursuant to which the Company has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding. Except as listed on Schedule 4.14 or Schedule 4.15 hereof, the Company has no Welfare Plan, no Pension Plan, nor any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. The Company has complied with all requirements of Sections 6001 through 6008 of the ERISA and
Section 4980B of the Code with respect to itself and its employees. The Company is not bound, and following the Closing will not be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 4.14.

       4.15      Employee Benefit Plans.  Except as disclosed in Schedule 4.15:

                 (a) The Company does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, nor is the Company presently, or has it ever been, a participating employer in any Multiemployer Plan.

                 (b) With respect to each Pension Plan and each Welfare Plan listed on Schedule 4.15, to the knowledge of the Sellers: (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither the Company nor any subsidiary nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject the Company to any material tax or any material penalty imposed by ERISA or the Code; (iii) the Company has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) the Company has contributed all amounts thereto it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any such Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of the Sellers, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                 (c) There has been no termination of any Pension Plan or Welfare Plan by the Company during the five-year period ending on the Effective Date.

                 (d) The Company has no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 414(b) or (c) of the Code.

                 (e) No Welfare Plan listed on Schedule 4.15 is funded with a trust or other funding vehicle, other than insurance policies.

                 (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code.

                 (g) Each Pension Plan listed on Schedule 4.15 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable, subsequent legislation, and, to the knowledge of the Sellers, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification.

                 (h) Except as expressly contemplated by this Agreement, no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by the Company is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 4.15 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Internal Revenue Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of the Company and describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered to Purchaser by the Company.

       4.16 Receivables. To the knowledge of the Sellers, all Receivables of the Company whether or not reflected in the Company Balance Sheet, represent transactions in the ordinary course of business, and, except as disclosed on
Schedule 4.16, are current and collectible net of any reserves therefor shown on the Company Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Schedule 4.16 consists of an aged accounts receivable report of the Company as of December 31, 1996.

       4.17 Accounts Payable. The accounts payable reflected on the Company Balance Sheet and those reflected on the books of the Company at the time of the Closing will reflect all material amounts owed by the Company in respect of trade accounts due and other Payables as required by GAAP to be identified on such Company Balance Sheet or in the books of the Company. Except as set forth on Schedule 4.17, to the knowledge of the Sellers, no account payable of the Company is past due or otherwise in default by the Company.

       4.18 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, the Sellers or the Company is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

       4.19 Labor Practices. The Company has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Sellers, threatened labor dispute, strike or work stoppage affecting the Company's business, nor has there been any of the same or any labor union organizing activity relating to the Company within the last three (3) years.

       4.20 Insurance. Schedule 4.20 lists all insurance policies and coverages maintained by or for the Company including but not limited to real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, medical malpractice insurance and professional liability insurance. Schedule 4.20 lists all insurance claims submitted in connection with property damage or in connection with liability, medical or professional malpractice claims involving the Company or any of its employees for the latest three (3) years.

       4.21 Consents. Except as set forth in Schedule 4.3 hereto, to the knowledge of the Sellers, no consents, approvals, or authorizations of any person, entity or governmental agency are required in connection with the sale of the Shares and the consummation of the transactions contemplated by this Agreement. The Sellers agree to cause Company to assist the Purchaser in obtaining any consents, approvals or authorizations required to consummate the transactions contemplated by this Agreement.

       4.22      Environmental Matters.  Except as disclosed on Schedule 4.22,
(a) the Company has not received any notice from any governmental authority or private person or entity advising it that the operation of the Company's business is in violation of any environmental law or any applicable environmental permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases; and (b) to the knowledge of the Sellers, the Company is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

       4.23 Taxes. Except as set forth in Schedule 4.23, all federal, state, local and other tax returns and reports of the Company required by law to be filed have been prepared and properly filed or valid extensions obtained, and, except as set forth in Schedule 4.23, all taxes, charges, fees, duties, levies or other assessments which are imposed by the United States, or any federal, state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions ("Taxes") imposed upon the Company or any of its properties, assets or income which are due and payable or claimed by any taxing authority to be due and payable have been paid or reserved for. The liability for accrued taxes as shown in the Company Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of the Company accrued for or applicable to the periods prior to the Balance Sheet Date and all years and periods prior thereto and for which the Company may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). The Company utilizes the accrual method of accounting for tax purposes.

       Except as set forth on Schedule 4.23, there are no claims for Taxes pending against the Company, and the Sellers do not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by the Company for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Internal Revenue Service (the "Service") or any other taxing authority.

       Except as set forth on Schedule 4.23, the Federal income tax returns of the Company have not been examined or audited by the Service. Except as set forth on Schedule 4.23, no material issues have been raised in any examination by any taxing authority with respect to the businesses and operations of the Company which, by application of similar principles, could be expected to result in a proposed adjustment to the liability of the Company for taxes for any other period not so examined.

       The Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Except as disclosed in Schedule 4.23, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under
Section 280G of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company (a) has not been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise.

       The Company has paid or is withholding and has or will pay when due to the proper taxing authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of the Company.

       The Company has at all times of its existence been taxed as a "C Corporation" and at no time has elected to be taxed, or filed tax returns as an "S Corporation," as such terms are commonly used under the Code.

       4.24 Transactions With Affiliates. Except as set forth in Schedule 4.24, there are no loans, leases, agreements, contracts or other transactions between the Company and any present or former stockholder, director or officer of the Company, or any member of such stockholder's, director's or officer's immediate family. Except as set forth in Schedule 4.24, no stockholder, director or officer of the Company nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any similar capacity for, any competitor, customer, provider or supplier of the Company or any organization which has a material contract or arrangement with the Company.

       4.25 Improper Payments. To the knowledge of the Sellers, neither the Company, nor any shareholder, director, officer, employee or agent of the Company has made any improper bribes, kickbacks or other payments on behalf of the Company to, or received any such payments from, customers, vendors, suppliers or other persons contracting with the Company.

                                   ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

       The Purchaser represents and warrants to the Sellers as follows:

       5.1 Due Incorporation. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

       5.2 Corporate Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

       5.3 Absence of Breach; No Consents. The execution and delivery of this Agreement by the Purchaser, and the performance by Purchaser of its obligations hereunder, do not (i) conflict with, and will not result in a breach of, any of the provisions of the certificate of incorporation or bylaws of Purchaser; (ii) contravene any law, rule, or regulation of any State or Commonwealth or of the United States, or of any applicable foreign jurisdiction, or any order, writ, judgment, injunction, decree, determination, or award affecting or binding upon Purchaser; (iii) conflict with or result in a material breach of or default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Purchaser is a party or by which it or any of its material properties may be affected or bound; or (iv) except as reflected on Schedule 4.3, require the authorization, consent, approval, or license of any third party.

       5.4 Investment Representations. Purchaser will acquire the Shares for its own account for investment and not with a view to the resale or distribution thereof. Purchaser will not transfer or otherwise dispose of the Shares, or any interest therein, in such manner as to violate any provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the "Securities Act"), or of any applicable state securities laws regulating the disposition thereof. Purchaser agrees that the certificates representing the Shares may bear legends to the effect that such shares have not been registered under the Securities Act or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof or of any rules and regulations issued thereunder.

       5.5 Broker's or Finder's Fees. No agent, broker, employee, officer, stockholder or other person or firm acting on behalf of, or under the authority of, Purchaser is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

       5.6 Access to Information. Purchaser represents that it has had the full and complete opportunity to inspect the books and records of the Company and to make such inquiry of officers and representatives of the Company as it deems necessary or appropriate to make its decision to purchase the Shares. The Purchaser further represents that it relied only on representations made in this Agreement and not on any outside or oral representations made by the Sellers, the Company or others and that the information Purchaser has received is sufficient to make its decision concerning the purchase of the shares. Purchaser understands and has taken cognizance of all risk factors related to the purchase of the Shares and its knowledge and experience in financial and business matters is such that Purchaser is capable of evaluating the business, financial or otherwise, of the Company and hereby represents and warrants that its financial situation is such that it can bear the economic risk in connection with its purchase of the Shares and that it can afford to suffer the complete loss of its investment in the Shares.


                                   ARTICLE 6
                    COVENANTS OF THE SELLERS AND THE COMPANY

       Pending the Closing, Sellers and the Company shall do the following:

       6.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Sellers will take, and cause the Company to take, and the Company will take, every action reasonably required of the Sellers and the Company to satisfy the conditions to Closing set forth in this Agreement on or before the Closing Date and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated by this Agreement, and will exert all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated.

       6.2 Access and Information. Sellers shall cause the Company to afford, and the Company shall afford, to Purchaser and its representatives reasonable access during reasonable hours throughout the period prior to the Closing to all properties, books, contracts, commitments, computer programs and data, reports, manuals and records (including, but not limited to, tax returns), and to all personnel of the Company and the Subsidiaries and, during such period, shall promptly furnish to Purchaser all other information concerning such business, properties, and personnel as Purchaser may reasonably request. Purchaser shall maintain the confidentiality of all such information as required by Section 7.4 hereof.

       6.3 No Solicitation. From the date of this Agreement until the Closing or the termination of this Agreement pursuant to its terms, the Company and the Sellers, and those acting on behalf of any of them, will not, and the Company and Sellers will use its and their best efforts to cause its and their officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussion with, or negotiate or otherwise deal with, or provide any information to, any person or entity other than Purchaser and its representatives concerning any merger, sale of assets, or similar transaction involving the Company, or sale of any capital stock of the Company, or any interest therein. Sellers will, or will cause the Company to, notify Purchaser immediately upon receipt of any offer or proposal relating to any of the foregoing and such notice shall describe in detail the terms thereof and identify the party or parties thereto. From the date of this Agreement, until the Closing or the termination of this Agreement pursuant to its terms, neither the Company nor any of the Sellers will furnish, without the prior written consent of Purchaser, to any person or entity (other than Purchaser) any non-public information concerning the Company or its businesses, financial affairs or prospects for the purpose of or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or (other than in the ordinary course of business) assets of the Company.

       6.4 Conduct of Business Prior to Closing. Sellers and the Company covenant and agree that, from and after the Effective Date to and including the date of the Closing under this Agreement or to the date of termination of this Agreement pursuant to its terms, unless Purchaser shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, each of the following shall be complied with:

                 (a) The business of the Company shall be conducted only in the ordinary and usual course and the Company shall use reasonable efforts to keep intact its business organization and good will, to keep available the services of its officers and employees and to maintain a good relationship with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationship with it, and the Sellers or the Company shall immediately notify Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of business of, the Company.

                 (b) The Company shall not (i) amend its articles of incorporation or bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or (iii) declare, set aside, or pay any dividend or other distribution on, or make, agree or commit to make any exchange for or redemption of, any of its outstanding securities whether payable in cash, stock or property;

                 (c) Except as set forth in Schedule 4.4, the Company shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class; or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing;

                 (d) The Company shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures in excess of $10,000 individually or $50,000 in the aggregate, without the prior written consent of Purchaser;

                 (e) The Company shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee of the Company or (ii) agree to any increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee of the Company;

provided, however, that the Company may (i) make usual and customary employee salary adjustments not in excess of 5% for any individual employee, excluding, however, the Sellers and (ii) may terminate and employ non-management employees as needed to operate the business of the Company, in each case consistent with past practices;

                 (f) The Company shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

                 (g) Except as set forth in Schedule 6.4, the Company shall not enter into, or terminate, any material contract, agreement, commitment, or understanding other than agreements entered into with unaffiliated third parties, on an arms-length basis and in the ordinary course of business constituting either (i) management contracts at rates and for terms comparable to its most recent management contracts and (ii) marketing affiliation and sales agreements on terms comparable with its existing agreements of such nature;

                 (h) The Company shall not incur or modify any contingent liability as a guarantor or otherwise with respect to the obligations of third parties except in the ordinary course of business consistent with past practice or as required by law;

                 (i) Except as set forth in Schedule 6.4 the Company shall not prepay any loans, including, without limitation, loans from its stockholders, officers, directors or employees, and shall not make any principal payments on any outstanding loan due to a Seller and shall not, except in the ordinary course of business consistent with past practice, make any change in its borrowing arrangements or modify or amend or terminate any material contract or release or assign any material rights or claims;

                 (j) In connection with any filings to be made by the Purchaser under the Securities Act of 1933, as amended, the Company shall (i) provide for inclusion therein the financial and other information and documents pertaining to the Company required by applicable SEC rules and regulations to be included therein, (ii) use commercially reasonable efforts to cause the accountants for the Company to deliver such consents, reports and comfort letters in connection therewith as the Purchaser may reasonably request and
(iii) generally cooperate with the Purchaser in connection therewith; provided, however, that all expenses relating to such consents, reports, comfort letters and cooperation shall be paid directly and promptly by the Purchaser (except for expenses that the Company would have incurred in any event, such as the expense of an annual audit);

                 (k) The Company will continue properly and promptly to file when due all federal, state and local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it;

                 (l) The Company will comply with all laws and regulations applicable to it and its operations;

                 (m) The Company will maintain in full force and effect insurance coverage of a type and amount customary in its business, but not less than that presently in effect;

                 (n) The Company will not knowingly take any action (or omit to take any action) which would cause any representation or warranty contained in Article 3 or Article 4 of this Agreement to be untrue at any time prior to Closing as if such representation or warranty were made at and as of such time;

                 (o) The Company will not make any change in any method of reporting income or expenses for federal income tax purposes; and

                 (p) The Company shall not knowingly take any action which would prevent compliance with any of the conditions in Articles 8 or 9 of this Agreement.

       6.5 Consents and Approvals. The Company shall use commercially reasonable efforts to obtain all necessary consents and approvals required for its performance of this Agreement and the transactions contemplated hereby, including, without limitation, the consents listed on Schedule 4.3. The Company shall make all filings, applications, statements and reports to all governmental authorities which are required to be made prior to the Closing Date by or on behalf of it pursuant to any applicable statute, rule or regulation in connection with this Agreement and the transactions contemplated hereby. As required in connection with the performance of this Agreement by the Company, the Company will promptly provide such other information and communications to governmental and regulatory authorities as such regulatory authorities or Purchaser may reasonably request. Between the date hereof and the Closing Date, the Company shall promptly provide Purchaser with copies of all correspondence and filings to or from all governmental and regulatory bodies and officials relating to the Company.

       6.6 Publicity. Prior to the Closing, any public statement or announcement by the Sellers or Company, including but not limited to any written news releases, pertaining to this Agreement or the transactions contemplated thereby shall be submitted to Purchaser for review and approval prior to the release by the Company, and shall be released only in a form approved by Purchaser, provided, however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as required to comply, in the judgement of counsel, with any applicable governmental law, rule or regulation. Sellers and Purchaser shall issue a press release regarding the execution of this Agreement within one day of the date hereof or such other time as Sellers and Purchaser may mutually agree.

       6.7 Financial Information. Sellers will cause the Company to, and the Company will, deliver as soon as reasonably practicable to Purchaser unaudited financial statements of the

Company for each month from and after the date hereof as and when such financial statements become available in the usual course of business.

       6.8 Expenses. All fees and expenses of Counsel to Sellers and all other advisors or financial consultants to the Sellers or engaged by the Company on behalf of the Sellers incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by Sellers and none of such costs and expenses shall be paid by the Company. Payment of any such fees or expenses of the Sellers paid or incurred by the Company will be paid at Closing by the Sellers out of the Purchase Price paid to Sellers on a pro rata basis. Nothing contained herein shall be deemed or construed to prevent the Company from paying any such fees or expenses in the event this Agreement is terminated.

       6.9 Breach of Representations and Warranties. Promptly upon any Seller or the Company becoming aware of any breach of any of the representations and warranties of the Sellers contained in this Agreement, or any event which would cause the Sellers to be unable to deliver the certificates contemplated by Section 9.1(e) hereof, the Sellers shall give detailed written notice thereof to the Purchaser and shall use all commercially reasonable efforts to prevent or promptly remedy the same.

       6.10 No Transfer of Shares. Unless and until this Agreement is terminated, each Seller shall not, directly or indirectly, exchange, transfer, assign, pledge or encumber any of the Shares owned by the Seller, nor shall a Seller grant, directly or indirectly, any right to acquire, dispose of, vote or otherwise control in any manner such Shares.

       6.11 Updating of Schedules. Sellers shall notify Purchaser of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by them under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Sellers herein.

       6.12 No Employment or Solicitation. In the event this Agreement is terminated for any reason, neither the Sellers nor the Company shall hire or attempt to hire any person who is then an officer or other employee of the Purchaser or any of its direct or indirect subsidiaries or encourage any such officer or employee to terminate his or her relationship with the Purchaser or any of its direct or indirect subsidiaries during the period of six (6) months after the date of such termination.

                                   ARTICLE 7
                             COVENANTS OF PURCHASER

       Purchaser agrees that from the date hereof through the Closing Date:

       7.1 Affirmative Covenants. Subject to the terms and conditions stated herein, Purchaser will take every action reasonably required of it in order to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the transactions substantially as contemplated hereby, and will exert all reasonable efforts to cause the Agreement promptly to be consummated.

       7.2 Cooperation. Purchaser shall cooperate with Sellers and Counsel to Sellers, their accountants and agents in carrying out the transaction, and in delivering all documents and instruments deemed reasonably necessary or useful by Counsel to Sellers.

       7.3 Expenses. Except as otherwise expressly provided herein, whether or not this Agreement is consummated, all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby shall be paid by Purchaser.

       7.4 Confidentiality. Prior to Closing, unless otherwise required by law, Purchaser will hold in confidence all confidential information that has been disclosed by the Sellers and the Company and will not use any such confidential information except in connection with the transaction, until such time as such information is otherwise publicly available; provided, however, that this sentence will not apply to any information that becomes generally available to the public, was available on a non-confidential basis to Purchaser prior to its disclosure pursuant hereto, or becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential. In the event of the termination of this Agreement, Purchaser will, and will cause its representatives to, deliver to the Company all documents and other written materials, and all copies thereof, obtained by Purchaser or on its behalf from the Sellers or the Company as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Purchaser agrees that the Company shall have standing and may avail itself of any remedy at law or in equity, including an action for injunctive relief, in the event of a breach or threatened breach by Purchaser
of any of the provisions of this Section 7.4.   The obligations of Purchaser
under this Section 7.4 shall survive termination of this Agreement for any reason whatsoever and shall remain in effect until two (2) years from the Effective Date of this Agreement.

       7.5 Publicity. Prior to the Closing, any public statement or announcement by the Purchaser, including but not limited to any written news releases by the Purchaser, pertaining to this Agreement or the transactions contemplated hereby shall be submitted to the Company for review and approval prior to the release by the Purchaser, and shall be released only in a form reasonably approved by the Company provided however, that (i) such approval shall not be unreasonably withheld and (ii) such review and approval shall not be required of statements and announcements by the Purchaser if prior review and approval would prevent the timely and accurate dissemination of such statements and announcements as requested to comply, in the judgment of counsel, with any applicable law, rule or policy. Sellers and Purchasers shall issue a press release regarding the execution and delivery of this Agreement within one day after the date hereof or such other time as Sellers and Purchaser may mutually agree.

       7.6       No Employment or Solicitation.

                 (a) In the event this Agreement is terminated for any reason, Purchaser shall not hire or attempt to hire any person who is then an officer or other employee of the Company or encourage any such officer or employee to terminate his or her relationship with the Company or any of its direct or indirect subsidiaries during the period of six months after the date of such termination; provided, however, that nothing contained herein shall be deemed or construed to prevent Purchaser from employing, either before or after the Effective Date, Betty Moore, an employee of the Company that made inquiry of employment to Purchaser on an unsolicited basis prior to the Effective Date; and

                 (b) In the event this Agreement is terminated for any reason, the Purchaser shall not solicit, directly or indirectly, any management contracts with client hospitals of Company on the Effective Date, during the period of one year after the date of such termination.


                                   ARTICLE 8
                      CONDITIONS TO OBLIGATIONS OF SELLERS

       8.1 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Sellers shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all agreements and licenses held by the Company in full force and effect after the Closing including, without limitation, the consents listed on Schedule 4.3;

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted and remain pending before any court seeking such relief or seeking damages in respect to this Agreement or the consummation of the transactions contemplated by this Agreement;

                 (c) Purchaser shall have performed in all material respects its agreements, covenants and obligations contained in this Agreement required to be performed at or prior to the Closing;

                 (d) The representations and warranties of Purchaser set forth in this Agreement shall be true in all material respects as of the Effective Date and as of the Closing Date as if made as of such time;

                 (e) Sellers shall have received from Purchaser an officers' certificate, executed by an authorized officer of Purchaser (in his capacity as such), dated the Closing Date, as to the satisfaction of the conditions stated in Sections 8.1(c) and (d) above (to the best knowledge of such officer where appropriate);

                 (f) Sellers shall have received, on and as of the Closing Date, an opinion of Counsel to Purchaser, substantially in the form of opinion set forth in Exhibit B attached hereto and such other closing documents and instruments as Sellers shall reasonably require, in each case reasonably satisfactory in form and substance to Counsel to Sellers.

                 (g) At or prior to the Closing, Purchaser shall enter into a Consulting Agreement in the form of Exhibit C attached hereto, between Purchaser and James A. Greene, M.D. (the "Greene Consulting Agreement"); provided, however, that the execution and delivery of the Greene Consulting Agreement shall be at the sole election of James A. Greene, M.D. and, in the event he elects not to execute such Consulting Agreement, then the execution and delivery of the Greene Consulting Agreement by Purchaser shall not constitute a condition to the obligations of the Sellers under this agreement.

                 (h) At or prior to the Closing, the Company shall pay in full those certain monetary obligations owed by the Company to James A. Greene, M.D. described in Schedule 8.1(h) which monetary obligations are also reflected on the Company Balance Sheet. The amount of all payments required to fully satisfy such monetary obligations shall be credited against and reduce the $5,100,000 amount for the purpose of determining the Purchase Price as specified in Section 2.2 of this Agreement.

                 (i) At or prior to the Closing, Purchaser shall perform the respective obligations of and the actions to be taken by Purchaser at the Closing as described in Section 10.3 of this Agreement.

                 (j) On or prior to the Closing, the Company and Ramsay Healthcare, Inc. shall have renewed and extended on terms and conditions satisfactory to Purchaser in its sole discretion those two certain Management Contracts relating to mental health treatment units and programs in hospitals located in Mesa, Arizona and Nevada, Missouri listed on Schedule 4.13. In the event that either or both of such contracts cannot be renewed to the satisfaction of the Purchaser and Seller is unable to provide one or more replacement contracts acceptable to Purchaser in its sole discretion prior to Closing, then Purchaser shall have the right to (i) terminate the Agreement,
(ii) waive the condition to provide renewals or replacement contracts for the Ramsay contracts without a reduction in the Purchase Price or (iii) propose a reduction in the Purchase Price equal to not more than $300,000 for each Ramsay contract which is not renewed or replaced. If Purchaser proposes a reduction in the Purchase Price of any amount due to the Ramsay contracts not being renewed or replaced, the Seller shall have the right to either accept the proposed reduction in the Purchase Price or to terminate this agreement on written notice to Purchaser. In the event of such termination by either the Sellers or Purchaser, neither party shall have any further rights or obligations hereunder except for confidentiality provisions of Section 7.4 and the no solicitation provisions of Section 6.12 and 7.6 of this Agreement which provisions shall continue for the time periods specified in such Sections.

                 (k) Prior to the Closing, the execution, delivery and performance of this Agreement by the Company shall have been approved by the Board of Directors of the Company.


                                   ARTICLE 9
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

       9.1 Conditions To Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless Purchaser shall waive such fulfillment in whole or in part in writing:

                 (a) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required by law or contract to consummate this Agreement and required to keep all agreements and licenses held by the Company in full force and effect after the Closing; and no material adverse change in the business, operations and condition (financial or otherwise) of the Company shall have occurred or will occur in the future as a result of any requirement or condition made to or as a part of such approvals, consents, authorizations and waivers.

                 (b) There shall not be in effect a restraining order, a preliminary or permanent injunction or other order by any federal or state authority which prohibits the consummation of this Agreement and no action or proceeding shall have been instituted or remain pending seeking such relief or seeking damages in respect of this Agreement or the consummation of the transactions contemplated by the Agreement;

                 (c) Sellers shall have performed in all material respects each of their agreements, covenants and obligations contained in this Agreement and required to be performed on or prior to the Closing and shall have complied with all material requirements, rules, and regulations of all regulatory authorities having jurisdiction relating to the transactions contemplated herein;

                 (d) The representations and warranties of Sellers set forth in this Agreement shall be true in all material respects as of the date of this Agreement and, except in such respects as do not materially and adversely affect the business, condition (financial or otherwise), operations, or prospects of the Company as of the Closing Date as if made as of such date;

                 (e) Purchaser shall have received from Sellers a certificate, dated the Closing Date, executed by Sellers, and an officer's certificate, executed by a duly authorized officer of the Company (in such capacity), dated the Closing Date, as to the satisfaction of the conditions in subsections (c) and (d) of this Section 9.1 to the best knowledge of Sellers where appropriate;

                 (f) Purchaser shall have received, on and as of the Closing Date, an opinion of Counsel to Sellers substantially in the form of opinion set forth in Exhibit E attached hereto and such other closing documents and instruments as Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to Counsel to Purchaser;

                 (g) Since the date of this Agreement, there shall not have occurred any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liability, results of operations, business or prospects of the Company; including, without limitation, any of the following which shall be considered a material adverse change, to- wit:

                 (i) The sale, assignment, transfer, termination or cancellation of any of the management contracts listed in Schedule 4.13 or any material modification or amendment to any such contracts;

                 (ii) Any default under or breach of any material provision of any of the management contracts listed in Schedule 4.13 whether such default is by the Company or any other party thereto;

                 (iii) The termination of, or default under or breach of, any contract or agreement between the Company and any medical director of the mental health treatment programs or units operated by the Company;

                 (iv) The termination of the employment of any of the program directors of the mental health treatment units or programs managed by the Company on the Effective Date;

                 (v) a casualty loss which is not covered by insurance in excess of $10,000;

                 (vi) litigation or the assertion of a claim against the Company which is reasonably expected not to have potential liability to the Company, including costs and expenses of defense, in an amount more than $10,000.00 (including attorneys' fees for defending such claim) in excess of insurance coverage maintained by the Company which would be applicable to such claim; provided, however, that, in the event that the parties cannot mutually agree as to whether any such litigation or claim is reasonably expected to have such potential liability to the Company, then the parties shall seek the opinion of a mutually selected third party qualified to make such assessment and the opinion of such third party as to such potential liability shall be binding upon the parties for the purposes hereof; and

                 (h) At or prior to Closing, the Company shall have received (and delivered copies thereof to Purchaser) duly executed resignation letters from all directors and officers of the Company designated by Purchaser pursuant to which such individuals resign as directors and officers of the Company. Each such resignation shall be effective on or prior to the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from the Company to such respective individuals except for accrued salary and other benefits or otherwise as expressly set forth in this Agreement.

                 (i) At the Closing, James A. Green, M.D. and any other Seller that is a director or officer of the Company shall execute and deliver a release of any and all claims of any kind against the Company in favor of Purchaser and the Company in the form and substance satisfactory to Counsel to Purchaser (the "Releases"). Such release shall be in the form of Exhibit F attached hereto.

                 (j) On or prior to the Closing, the Company and Ramsay Healthcare, Inc. shall have renewed and extended on terms and conditions satisfactory to Purchaser in its sole discretion those two certain Management Contracts relating to mental health treatment units and programs in hospitals located in Mesa, Arizona and Nevada, Missouri listed on Schedule 4.13. In the event that either or both of such contracts cannot be renewed to the satisfaction of the Purchaser and Seller is unable to provide one or more replacement contracts acceptable to Purchaser in its sole discretion prior to Closing, then Purchaser shall have the right to (i) terminate the Agreement,
(ii) waive the condition to provide renewals or replacement contracts for the Ramsay contracts without a reduction in the Purchase Price or (iii) propose a reduction in the Purchase Price of not more than $300,000. If Purchaser proposes a reduction in the Purchase Price of any amount due to the Ramsay contracts not being renewed or replaced, the Sellers shall have the right to either accept the proposed reduction in the Purchase Price or to terminate this agreement on written notice to Purchaser. In the event that the Sellers accept the proposed reduction in the Purchase Price, then the provisions of Section
11.7 of this Agreement shall apply and continue for the time period specified in such Section. In the event of such termination by either the Sellers or Purchaser, neither party shall have any further rights or obligations hereunder except for confidentiality provisions of Section 7.4 and the no solicitation provisions of Section 6.12 and 7.6 of this Agreement which provisions shall continue for the time periods specified in such Sections.

                 (k) On or prior to the Closing, all unpaid subscriptions for outstanding shares of capital stock of the Company set forth in Schedule
3.2 shall have been paid in full so that all outstanding shares of capital stock of the Company shall be fully paid and nonassessable on the date of Closing. The amount of all such subscriptions actually paid to the Company in good funds shall increase the $5,100,000 amount for the purposes of determining the Purchase Price as so specified in Section 2.2 of this Agreement.

                 (l) At the Closing, all the Sellers shall perform his or her or its respective obligations of and actions to be taken by all the Sellers at the Closing as described in Section 10.2 of this Agreement such that, at the Closing, Purchaser will acquire not less than ninety-five percent (95%) of the issued and outstanding capital stock of the Company determined on a fully converted basis with respect to all outstanding warrants, options, convertible securities or other rights to acquire capital stock of the Company.

                 (m) At the Closing, the Sellers shall provide in a written certificate a representation and warranty as to the Net Worth of the Company on the date of Closing. For the purposes hereof, "Net Worth" shall be defined and calculated in accordance with GAAP. Such representation and warranty of the Sellers as to the Net Worth of the Company provided at the Closing shall constitute a representation and warranty under Article 4 of this Agreement for the purposes of Article 11 of this Agreement. In the event that the Net Worth of the Company on the date of Closing is less than the Net Worth of the Company reflected in the Company Balance Sheet (i.e. a negative Net Worth of $686,419), then Purchaser shall have the right to terminate this Agreement.

                 (n) The Sellers shall have delivered the Schedules to this Agreement to Purchaser and Purchaser shall have accepted the Schedules as delivered by the Sellers as contemplated by Section 1.2(b) of this Agreement.

In the event that the conditions to the obligations of the Purchaser set forth in Sections 9.1(a), (b), (g), (j), (k), (m) or (n) above are not satisfied, then the sole right of Purchaser shall be to terminate this Agreement and Purchaser shall have no right to seek to recover damages or other relief from Sellers as a result of such condition not being satisfied so long as such did not result from an intentional or fraudulent act of the Sellers.


                                   ARTICLE 10
                                    CLOSING

       10.1 Date of Closing. The Closing shall take place at the offices of Counsel to Sellers in Knoxville, Tennessee, or at such other location as Purchaser and Sellers may mutually agree, within ten (10) business days after the date on which all third party consents necessary for the consummation of the transactions contemplated by this Agreement, if any, are obtained and all other conditions to Closing are satisfied but in no event later than April 30, 1997 unless extended by the mutual agreement of the Purchasers and the Sellers, subject to earlier termination pursuant to the provisions of this Agreement.
In the event that the Closing does not timely occur as stated above, then a party not in default may immediately terminate this Agreement upon written notice to the other parties in accordance with Section 13.1 below.

       10.2      Actions by Sellers.  At the Closing:

                 (a) Stock. Each Seller shall deliver to Purchaser the original certificates representing the Shares owned by such Seller duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by such Seller.

                 (b) Consulting/Release Agreements. James A. Greene, M.D. shall execute and deliver the Greene Consulting Agreement and James A. Greene, M.D. and any other Sellers that are a director or officer of the Company shall execute and deliver the Releases.

                 (c) Post-Closing Escrow Agreement. James A. Greene shall execute and deliver a Post-Closing Escrow Agreement (herein so called) in the form of Exhibit G attached hereto and the Sellers shall deposit the sum of $600,000 in the aggregate out of the Purchase Price paid to the Sellers at the Closing with the escrow agent under the Post- Closing Escrow Agreement.

                 (d) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by such Seller at or prior to the Closing hereunder.

       10.3      Actions by Purchaser.  At the Closing, Purchaser shall:

                 (a) Payment. Pay the Purchase Price to the Sellers by certified or cashier's check mailed to the Seller at such Seller's respective address.

                 (b) Consulting Agreement. Execute and deliver the Greene Consulting Agreement.

                 (c) Post-Closing Escrow Agreement. Execute and deliver the Post-Closing Escrow Agreement with the Sellers.

                 (d) Other Agreements. Perform or shall have performed all of the covenants and agreements contained in this Agreement to be performed or complied with by Purchaser at or prior to the Closing hereunder.

       10.4      Post-Closing Escrow Account.

                 (a) Escrow Money. The Sellers expressly agree that the total amount of Six Hundred Thousand Dollars ($600,000) shall be retained out of the Purchase Price paid to the Sellers and such $600,000 shall be deposited in an escrow account to be maintained pursuant to the Post-Closing Escrow Agreement. The portion of such $600,000 to be withheld out of the Purchase Price paid to each Seller shall be determined on a pro rata basis as to each Seller based on the percentage of the total equity ownership of the Company that the shares of capital stock of the Company owned by such Seller represents of the aggregate total equity ownership of the Company that the shares of capital stock of the Company owned by all Sellers. The funds in Post-Closing Escrow Account shall be used solely for the satisfaction of the liabilities of the Sellers as specified under Article 11 of this Agreement.

                 (b) Limited Power of Attorney. Each Seller, jointly and severally, makes, constitutes and appoints James A. Greene, M.D., (referred to herein as "Sellers Agent"), as agent and attorney-in-fact, with full power of substitution, in his, her or its name, place and





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
stead to (i) retain and engage an escrow or trust company and escrow agent or trustee in connection with the Post- Closing Escrow Account, (ii) retain and engage counsel and other professional consultants which, in the sole opinion of Sellers Agent, are required in connection with the establishment, maintenance and operation of the Post-Closing Escrow Account, or required to defend any real, actual, threatened or pending claim, demand or action brought by Purchaser or any other person in connection with the satisfaction of liabilities of the Sellers under Article 11 of this Agreement ("Post-Closing Claims"), (iii) pay all fees, costs and expenses incurred in association with the establishment, management and operation of the Post-Closing Escrow Account,
(iv) pay all fees, costs, expenses, judgments, damages and awards incurred in connection with any Post-Closing Claims, (v) make, execute, sign, acknowledge, swear to, record and file on each Seller's behalf (a) any escrow or trust instructions in connection with the establishment, management and operation of the Post-Closing Escrow Account, (b) all instruments that effect an amendment or modification of the Post- Closing Escrow Account instructions, (c) any documents, instruments or filings required to explain, protect against, defend or resolve any Post-Closing Claims, and (vi) take such other actions, execute such instruments and incur and pay such fees, costs and expenses as are necessary to effect the purpose and intent of this Section 10.4. Any instructions delivered to the escrow agent may vary the terms and provisions of this Section 10.4 as Sellers Agent reasonably determines necessary to meet any requirements of the escrow agent or trustee, provided the purpose, intent and effect of this Section 10.4 shall be at all times maintained.

                 (c) Additional Provisions of Limited Power of Attorney. The foregoing limited power of attorney:

                 (i) is coupled with an interest and shall be irrevocable and survive the death or incapacity of each Seller;

                 (ii) may be exercised either by signing separately as attorney-in-fact for each Seller or, after listing all of the Sellers executing an instrument, by a single signature of the person acting as attorney-in- fact for all of them; and

                 (iii) shall survive the delivery of an assignment by a Seller of the whole or any portion of a Seller's interest;

       10.5 Funding of Certain Company Obligations. It is understood that the Company will not have sufficient cash on the date of Closing to pay the monetary obligations owed by the Company to James A. Greene, M.D. described in
Schedule 8.1(h). Purchaser covenants and agrees that, since such payments constitute a deduction to the Purchase Price, it shall loan or otherwise advance such funds to the Company on the date of Closing so that the Company may satisfy the condition to the obligations of the Sellers set forth in
Section 8.1(h).





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
                                   ARTICLE 11
                          SURVIVAL OF REPRESENTATIONS
                AND WARRANTIES; INDEMNITY; POST-CLOSING MATTERS

       11.1      Representations and Warranties to Survive.

                 (a) Survival. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations, warranties, covenants and agreements made by the parties each to the other in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of one year, ending at midnight on the first anniversary of the Closing Date; provided, however, that if, prior to the expiration of such one year period, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability); provided further, however, that if a claim for indemnification is made pursuant to this Article 11, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this Article 11 shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification; and provided further, however, that such one year limitation specified above shall not apply to the matters described in Section 11.4(d) below. With respect to the representations and warranties of the parties, such representations and warranties shall be true as of and at the date of the Closing but nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. Except to the extent set forth in sub-paragraph (b) below, no investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.

                 (b) Waiver. Purchaser shall be deemed to have waived any misrepresentation or breach of warranty by the Sellers or any failure to fulfill any agreement or covenant of the Sellers to be performed on or prior to the Closing of which the Purchaser had actual knowledge at or prior to the Closing. For the purposes hereof, "actual knowledge of the Purchaser" shall mean the actual knowledge of either James Ken Newman, President of Purchaser, or James W. McAtee, Executive Vice President of Purchaser, of the specific misrepresentation, breach of warranty or unfulfilled agreement or covenant.

       11.2      Indemnity.  Subject to the limitations set forth in Section
11.4 below,

                 (a) Sellers. Each Seller, jointly and severally (except as to the representations and warranties contained in Article 3 which shall be several and not joint), agrees to indemnify and hold harmless the Company, Purchaser and the subsidiaries, shareholders, partners, directors, officers, employees and agents of Purchaser, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to attorney, investigation and consultant fees and costs, and of any other kind whatsoever arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of the Sellers and the Company under this Agreement or under any other agreement or document delivered by the Sellers at Closing hereunder; and

                 (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                 (b) Purchaser. Purchaser shall indemnify and hold each Seller harmless from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to attorney's fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

                 (i) Any misrepresentation, breach of warranty, or failure to fulfill any agreement or covenant of Purchaser under this Agreement or under any other agreement or document delivered by Purchaser to Sellers at Closing hereunder; and

                 (ii) Any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

       11.3 Indemnity Procedures. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 11.2(a) or 11.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may validly be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article 11, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

       11.4      Limitations on Indemnification.

                 (a) General Threshold. Neither the Sellers nor the Purchaser shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Ten Thousand Dollars ($10,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof; provided, however, that such limitation set forth in this Section 11.4(a) shall not apply to the matters described in Section 11.4(d) and provided further, however, that such limitation set forth in this Section 11.4(a) shall not apply to matters arising out of a breach of a representation or warranty of a Seller contained in
Article 3 of this Agreement.

                 (b) Specific Limitations. The following specific limitations shall apply to the obligations of the Sellers to indemnify the Purchaser, to-wit:

                 (i) The obligations of all Sellers under this Article 11 with respect to the representations and warranties of a Seller in
       Article 3 of this Agreement shall be limited to the Purchase Price paid to such Seller for the shares owned by such Seller paid by Purchaser;

                 (ii) The obligations of each Seller, other than James A. Greene, M.D., under this Article 11 with respect to the representations and warranties of the Sellers under Article 4 of this Agreement or the failure to perform any agreement or covenant of the Sellers under
       Article 6 of this Agreement shall be limited to the portion of the Purchase Price paid to such Seller deposited into the Post-Closing Escrow Account by such Seller.

                 (iii)    The obligations of James A. Greene, M.D. under this
       Article 11 with respect to the representations and warranties of the Sellers contained in Article 4 of this Agreement or the failure to perform any agreement or covenant of the Sellers under Article 6 of this Agreement shall be limited to the funds deposited in the Post-Closing Escrow Account by James A. Greene, M.D. plus in the case of all such
       Article 4 representations and warranties except and excluding representations and warranties contained in Section 4.13(c), $400,000; provided, however, that in the event that the funds deposited in the Post-Closing Escrow Account are used to satisfy liabilities of the Sellers arising out of the representations and warranties of the Sellers under Article 4, other than the representations and warranties contained in Section 4.13(c) of this Agreement, then the obligations of James A. Greene, M.D. under this
       Article 11 with respect to the representations and warranties of the Sellers contained in Article 4.13(c) of this Agreement shall be limited to the funds deposited in the Post-Closing Escrow Account by James A. Greene, M.D. plus an amount equal to the funds deposited in the Post-Closing Escrow Account by all Sellers (including James A. Greene, M.D.) used to satisfy the obligation of the Sellers under this Article 11 with respect to the representation and warranties of the Sellers contained in Article 4, other than Section 4.13(c), up to a maximum of $400,000;

                 (iv) In the event any liability arises under this Article 11 for which Purchaser is entitled to indemnification, then Purchaser shall first seek and apply the funds deposited in the Post-Closing Escrow Account before seeking recourse directly against James A. Greene, M.D.; provided; however, that in the event that such liability arises out of a breach of a representation or warranty under Article 3, then Purchaser shall only have recourse to the funds deposited in the Post-Closing Escrow Account by such Seller but shall not be limited to only such funds in its recourse against such Seller; and

                 (v) With respect to the breach of a representation and warranty contained in Article 4.13(c) of this Agreement, the Sellers shall not be obligated to indemnify the Purchaser unless and until the Company becomes liable for a payment arising out of (1) a final court judgment from a legal proceeding, (2) a settlement of a legal proceeding to which the Sellers have agreed, or (3) a settlement of threatened legal proceedings to which the Sellers have agreed.

                 (c) Time Limits for Claims. No claim for indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to one year after the date hereof; provided, however, that the one-year limitation set forth in Section 11.1 and this Section 11.4(c) shall not apply to the matters described in Section 11.4(d) as to which the indemnification obligations hereunder shall expire six (6) months after the termination of the applicable statute of limitations relating to the subject matter covered by such provisions; and provided further, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such one-year period, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 (d)      Certain Matters.   The following are the matters
referred to in Section 11.4(a) and Section 11.4(c):

                 (i) Losses arising from fraud or an intentional misrepresentation on the part of any Seller; and

                 (ii) Losses arising from the intentional breach of any covenant or agreement by a Seller contained in this Agreement.

       11.5 Remedies; Default; Notice and Cure. In the event of a breach of this Agreement prior to the Closing, the non-breaching party shall have all rights and remedies available at law, in equity or under the terms of the Agreement. If the Closing occurs, indemnification pursuant to this Article 11 is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of the Sellers and the Purchaser set forth in this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement and has failed to cure such noncompliance within ten (10) days after receipt of such notice.

       11.6 Severance Benefits. On or prior to the Closing, Purchaser and the Company shall determine which corporate level employees of the Company will be terminated on the Closing Date. Purchaser agrees that, as to all such employees, there shall be a fund established by the Company in an aggregate amount equal to the total of the amount of six months base salary on the Effective Date for each such employee up to a maximum aggregate amount of $225,000 and that, from such fund, severance benefits in amounts determined by James A. Greene, M.D. up to a maximum amount equal to six months base salary for the employee shall be paid by the Company to such employees; provided, however, that each such employee shall receive a severance payment equal to not less than one month base salary. Severance pay shall be in addition to all accrued but unused vacation leave and any other vested accrued benefits due as a result of termination to such employee.

       11.7 Certain Post-Closing Management Contracts. In the event that the Purchase Price to the Sellers is determined by taking into account the $300,000 reduction as contemplated by Section 9.1(j), then the Purchaser further covenants and agrees that, in the event the Company or the Purchaser or any subsidiary of the Purchaser enters into a management contract relating to the operation of a mental health treatment unit and programs at any of the hospitals listed on Schedule 11.7 after the Closing but on or before August 17, 1997, then Purchaser agrees that, as soon as reasonably practicable after the execution of such management contract but in no event more than thirty (30) days thereafter, it shall pay to the Sellers an amount equal to the amount which the Sellers would have been entitled to receive at the Closing if such $300,000 reduction had not been made in the calculation of the Purchase Price. No payment shall be due and the provisions of this Section 11.7 shall not apply in the event such $300,000 reduction is not made at the Closing. Additionally, no payment shall be due and the provisions of this Section 11.7 shall not apply with respect to any such management contract executed after August 17, 1997 or with respect to any other management contract with a hospital not listed in
Schedule 11.7. In the event Purchaser enters into more than one management contract with any of the hospitals listed on Schedule 11.7, Purchaser shall nevertheless not be required to make any further payments to the Sellers beyond the payment specified above applicable in the event any one management contract is executed with any of such hospitals.

                                   ARTICLE 12
                                NON-COMPETITION

       12.1 Covenant Not to Compete; Non-Solicitation. For and in consideration of the purchase by the Purchaser of the Shares pursuant to this Agreement, and the payments payable by the Purchaser pursuant to this Agreement, James A. Greene, M.D., the principal shareholder and chief executive officer of the Company, covenants and agrees that he shall not, directly or indirectly, as an employer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, or through any other kind of ownership (other than ownership of securities of any publicly held entity in which Greene, directly or indirectly, in the aggregate beneficially owns less than two percent (2%) of any class of outstanding securities), or in any other representative or individual capacity, do any of the following:

                 (i)      for a period until the later of the expiration of two
       (2) years from the date of this Agreement or one (1) year after the termination date of the Greene Consulting Agreement, engage in the operation or management of a mental health treatment unit or program operated in or in association with a general acute care hospital (the "Business") in the continental United States (the "Restricted Area");

                 (ii)     for a period until the later of the expiration of two
       (2) years from the date of this Agreement or one (1) year after the termination date of the Greene Consulting Agreement, engage in any business which calls upon, solicits, diverts or takes away any customer or customers of Purchaser or the Company in the Restricted Area for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services heretofore sold or provided to any of such customers by Purchaser or the Company; and

                 (iii)    for a period until the later of the expiration of six
       (6) months from the date of this Agreement or six (6) months after the termination date of the Greene Consulting Agreement, engage in any business which solicits any present or future employee of Purchaser or the Company or initiates discussions with any such employee regarding his or her termination or resignation from employment with the Purchaser or the Company, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent or consultant with Greene, directly or indirectly, as specified above; provided, however, that Greene shall not be prohibited by this Agreement from employing or soliciting the employment of Diane R. Burkett or the employment of any other employee that the Purchaser or the Company terminates so long as such employment or solicitation of employment occurs after the date of such termination.

       12.2 Non-Disclosure. Greene further covenants and agrees that all information concerning the Company, including without limitation (i) information regarding prices or premiums charged for products and services,
(ii) the assets, liabilities and financial condition of the Company, (iii) the names and identities of customers and analyses of the amount and types of products and services purchased by each such customer, (iv) the suppliers utilized by the Company and its subsidiaries and the financial arrangements with such providers, and (v) the amount of compensation to employees, constitute trade secrets and confidential, proprietary business information which is the property of the Company and that, unless otherwise required by law, from and after the date of this Agreement:

                 (a) Greene shall use his best efforts and exercise utmost diligence to protect and safeguard all of such trade secrets and confidential, proprietary information;

                 (b) Greene shall not, directly or indirectly, use, sell, license, publish, disclose or otherwise transfer or make available to others any of such trade secrets or confidential, proprietary information;

                 (c) Without the prior written consent of the Company, Greene shall not, directly or indirectly, disclose any of such trade secrets or confidential, proprietary information; and

                 (d) Greene shall not, directly or indirectly, use for his own benefit or for the benefit of another, any of such trade secrets or confidential, proprietary information.

It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

         12.3 Nondisparagement. For a period until the later of the expiration of two (2) years and after the date of this Agreement or one (1) year after the termination date of the Greene Consulting Agreement, Greene further agrees that he shall not make or publish any statement, written or oral, disparaging the reputation of Purchaser or the Company or their respective subsidiaries, executive officers of the Purchaser or any of the business services or products of the Purchaser or the Company or solicit or encourage any hospital having a management contract with the Purchaser, its subsidiaries or the Company to terminate such management contract.

         12.4 Reasonableness; Reformation. Greene acknowledges and agrees that (i) the provisions of this Article 12 are ancillary to the transaction pursuant to which Greene sold and the Purchaser acquired the Shares, (ii) the provisions of this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restrained and do not impose a greater restraint than is necessary to protect goodwill and other business interests of the Company and its subsidiaries, (iii) if any portion of the covenants and agreements set forth in this Agreement are held to be invalid, unreasonable, arbitrary or against public policy, then such portion of such covenants shall be considered divisible as to time, scope of activities covered, and geographical area, and (iv) if any court of competent jurisdiction determines the specified time period, scope of activities covered, or the specified geographical area applicable to any provision of this Agreement to be invalid, unreasonable, arbitrary or against public policy, a lesser time period, scope of activities covered, and/or geographical area which is determined to be reasonable, non-arbitrary and not against public policy may be enforced against Greene.

         12.5 Remedies for Breach. If Greene has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained herein within ten (10) days after written notice of such breach or threatened breach given by the Purchaser to Greene, any one or more of the following remedies, as selected by the Purchaser in its sole discretion, shall be available to the Purchaser in the event of a breach of this Agreement by Greene hereunder:

                 (a) Specific Performance. In the event of a breach or threatened breach of any covenant or agreement of Greene in this Agreement, remedies at law will not adequately compensate the Purchaser for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to the Purchaser to specifically enforce this Agreement and prevent such breach and any continued breach of any covenant and agreement herein.

                 (b) Suit for Damages. In addition to the remedies stated in Section 12.5(a) above, in the event of any breach of any covenant or agreement of Greene herein, Purchaser may sue for damages arising out of such breach and otherwise enforce this Agreement and obtain all other remedies available to the Seller under applicable law.


                                   ARTICLE 13
                              TERMINATION; WAIVER

         13.1 Termination. This Agreement may be terminated, and the transaction may be abandoned, at any time prior to the Closing, as follows and in no other manner:

                 (a) Mutual Consent. By the mutual consent of Purchaser and the Sellers;

                 (b) By Purchaser or Sellers: Condition Precedent. By Purchaser or Sellers, upon written notice to the other, if the conditions to the obligations of such canceling party or parties to consummate the transaction, in the case of the Sellers, as provided in Article 8 or, in the case of Purchaser, as provided in Article 9, were not, or cannot reasonably be, satisfied on or before April 30, 1997 unless the failure of the condition is the result of the material breach of this Agreement by the party seeking to terminate.

                 (c) By Purchaser or Sellers: Representations, Warranties and Covenants. By Purchaser, on the one hand, or Sellers, on the other, if (i) any representation or warranty of the other hereunder shall not have been true and correct in all material respects at the time at which made, or (ii) default shall be made by the other in the due and timely observance or performance of any of its covenants and agreements herein contained, but in such event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (x) sixty (60) days after the non-defaulting or non-breaching party notifies the other in writing of such default or breach, specifying the nature thereof or (y) April 30, 1997, unless such date is extended by mutual agreement of Purchaser and Sellers.

No termination of this Agreement shall affect the liability of any party hereto for any breach hereof arising at, prior to or out of such termination. Any public announcement of the termination of this Agreement shall be made only by means of a press release issued jointly by Purchaser and the Company.

         13.2 Waiver. At any time at or prior to the Closing, Purchaser, on the one hand, or Sellers, on the other, may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE 14
                             CERTAIN DEFINED TERMS

         14.1 Affiliate. When used with respect to a person, an "Affiliate" of such person is a person controlling, controlled by, or under common control with such person.

         14.2 Agreement. This Stock Purchase Agreement, including all Schedules and Exhibits hereto, and all other documents specifically referred to in this Agreement that have been or, are to be delivered by a party to this Agreement to another such party in connection with this Agreement, and including all duly adopted amendments, modifications, and supplements to or of this Agreement and such Schedules, Exhibits, and other documents.

         14.3 Closing. The completion of the transaction to take place as described in Article 10.

         14.4    Closing Date.  The date on which the Closing actually occurs.

         14.5 Closing Time. The time at which the Closing actually occurs. All events that are to occur at the Closing Time shall, for all purposes, be deemed to occur simultaneously, except to the extent, if at all, that a specific order of occurrence is otherwise described.

         14.6 Code. The Internal Revenue Code of 1986, as amended and in effect on the date of this Agreement.

         14.7 Control. Generally, the power to direct the management or affairs of an entity.

         14.8 Counsel to Sellers. Baker, Donaldson, Bearman & Caldwell, 2200 Riverview Tower, 900 South Gay Street, Knoxville, Tennessee 37901, telephone number (423) 549-7000, facsimile number (423) 525-8569.

         14.9 Counsel to Purchaser. Strasburger & Price, L.L.P., 901 Main Street, Suite 4300, Dallas, Texas 75202, telephone number (214) 651-4300, facsimile number (214) 651-4330.

         14.10 ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect on the date of this Agreement.

         14.11 GAAP. Generally accepted accounting principles, as in effect on the date of any statement, report, or determination that purports to be, or is required to be, prepared or made in accordance with GAAP. All references herein to financial statements prepared in accordance with GAAP shall mean in accordance with GAAP consistently applied throughout the periods to which reference is made.

         14.12 Knowledge. As used in this Agreement, the term "knowledge" or the phrase "to the knowledge of" or "known to" shall mean the existence of actual or constructive knowledge by such party; provided, however, that no party shall be deemed to have been performed, or be obligated to perform, an independent investigation or inquiry with respect to the matter to which such knowledge pertains.

         14.13 Liabilities. At any point in time (the "Determination Time"), the obligations of a person or entity, whether known or unknown, accrued, absolute or contingent, or recorded on its books or not, arising or resulting in any way from facts, events agreement, obligations, or occurrences that existed or transpired at a prior time, or resulted from the passage of time to the Determination Time, but not including obligations accruing or payable after the Determination Time to the extent (but only to the extent) that such obligations (i) arise under previously existing agreements for services, benefits, or other considerations, and (ii) accrue or become payable with respect to services, benefits or other considerations received by the person or entity after the Determination Time.

         14.14 Multiemployer Plan. A "multiemployer plan," as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code, or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting, or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in particular location in this Agreement, is relevant.

         14.15 Payables. Liabilities of a party arising from the borrowing of money or the incurring of obligations for merchandise, goods or services purchased appearing as liabilities on the books of the Company or any Subsidiary, or customarily required to be reflected as liabilities in the balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating monies owed by the Company or such Subsidiary.

         14.16   PBGC.  The Pension Benefit Guaranty Corporation.


         14.17 Pension Plan. A "pension plan" or "employee pension benefit plan," as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant. A reference to a Pension Plan shall include the trust, if any, forming a part thereof.

         14.18 Receivables. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of the Company or any Subsidiary, or customarily required to be reflected as assets in balance sheets of the Company or any Subsidiary prepared in accordance with GAAP, indicating moneys owed to the Company or such Subsidiary.

         14.19 Welfare Plan. A "welfare plan" or an "employee welfare benefit plan," as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in, the Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.


                                   ARTICLE 15
                                 MISCELLANEOUS

         15.1 Further Instruments. The parties hereto agree to execute and deliver such instruments and take such other action as shall be reasonably necessary, or as shall be reasonably requested by any other party, in order to carry out the transactions, agreements and covenants contemplated in this Agreement at or prior to the Closing Date.

         15.2 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                 (a)      If to Sellers:

                          To the respective address of such Seller set forth on the signature page hereto executed by such Seller

                          With a copy to Counsel to Sellers, Attention: David
                          E. Fielder.

                 (b)      If to Purchaser:

                          Horizon Mental Health Management, Inc.
                          1500 Waters Ridge Drive
                          Lewisville, Texas  75057
                          Attn: James Ken Newman, President
                          Facsimile: (972) 420-8282

                          With a copy to Counsel to Purchaser, Attention:
                          David K. Meyercord.

Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 15.2.

         15.3 Entire Agreement; Amendments. This Agreement and the documents to be delivered at Closing hereunder set forth the entire understanding of the parties and supersede all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may be amended, modified or supplemented only by a written agreement executed by Purchaser and Sellers owning a majority of the shares of capital stock of the Company owned by all the Sellers. It is expressly understood that Sellers owning a majority of the shares of capital stock of the Company owned by all the Sellers may amend or modify this Agreement, in any respect, including, without limitation, changing the purchase price of the shares so long as any such amendment applies equally to all the Sellers.

         15.4 Binding Effect/Assignability. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Purchaser shall have the right at any time to assign this Agreement to any affiliate of Purchaser without the necessity of seeking the consent of the Sellers; provided, however, that Purchaser shall not be relieved of any obligations as a result of such assignment and that, in addition to Purchaser remaining liable, any such assignee shall assume and become liable for any and all of Purchaser's obligations under this Agreement. None of the Sellers shall be entitled to assign any of their respective rights or obligations under this Agreement; provided, however, that the rights and obligations of a Seller may be assigned by operation of law or may be assigned to an individual retirement account, pension plan, trust or other entity under the control of such Seller but any such assignment shall not relieve or release such Seller of any obligations hereunder as a result of such assignment and that, in addition to such Seller remaining liable, any such assignee shall assume and become liable for any and all of such Seller's obligations under this Agreement. In connection with any such assignment, a Seller may transfer all or any portion of the Shares owned by the Seller and thereby effect an assignment on the basis specified above.

         15.5 Exhibits/Schedules. All Exhibits and Schedules referenced in this Agreement are incorporated herein by reference and shall constitute a part of this Agreement.

         15.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof with the remaining provisions remaining in full force and effect and not affected by the illegal, invalid or unenforceable provision or by severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid and enforceable.

         15.7 Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         15.8 Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. Except as expressly limited by this Agreement, the parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

         15.9 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

         15.10   Time.  Time is of the essence under this Agreement.

         15.11 Governing Law. This Agreement shall be construed under and governed by the internal laws, and not the law of conflicts, of the State of Tennessee.

         15.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

PURCHASER:                               SELLERS:

HORIZON MENTAL HEALTH
MANAGEMENT, INC.                         /s/ James A. Greene, M.D.
                                         ---------------------------
                                         James A. Greene, M.D.
By:/s/ James W. McAtee                   Address: 1900 N. Winston Rd., Suite 500
-------------------------------                   Knoxville, TN 37919
James W. McAtee,
Executive Vice President


                                         /s/ Diane R. Burkett
                                         ----------------------------
                                         Diane R. Burkett
                                         Address: 605 Plainfield Rd.
COMPANY:                                          Knoxville, TN 37923


Geriatric Medical Care, Inc.
                                         /s/ E. William Linam
By: /s/ James A. Greene, M.D.            ----------------------------
    --------------------------           E. William Linam
Its: CEO                                 Address: 1310 Park Glen Rd.
Address: 1900 N. Winston Rd.,                     Knoxville, TN 37919
         Suite 500
         Knoxville, TN 37919


                                         THE CENTER FOR HEALTH & CREATIVE AGING,
                                         P.C. PROFIT SHARING PLAN

                                         By:/s/ James A. Greene, M.D., Trustee
                                            ----------------------------------
                                            Address: 1900 N. Winston Rd.,
                                                     Suite 500
                                                     Knoxville, TN 37919

                               FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT


         This First Amendment to Stock Purchase Agreement (the "First Amendment") is made on March 14, 1997 by and between Horizon Mental Health Management, Inc. ("Purchaser"), James A. Greene, M.D. ("Greene") and Geriatric Medical Care, Inc. ("the "Company").

         WHEREAS, the Purchaser, Greene and other shareholders of the Company, and the Company entered into that certain Stock Purchase Agreement (the "Stock Purchase Agreement') dated as of February 24, 1997 relating to the sales of shares of capital stock of the Company; and

         WHEREAS, the Stock Purchase Agreement may be amended by an agreement in writing between the Purchaser, the Company and Sellers (as such term is defined in the Stock Purchase Agreement) owning a majority of the shares of capital stock of the Company owned by all the Sellers that are parties to the Stock Purchase Agreement, so long as such amendment applies equally to all the Sellers; and

         WHEREAS, Greene owns a majority of the outstanding shares of capital stock of the Company; and

         WHEREAS, the parties desire to amend the Stock Purchase Agreement as hereinafter set forth and such amendment shall apply equally to all the Sellers;

         NOW, THEREFORE, in consideration of the premises and mutual terms and conditions herein contained, the parties hereby agree as follows:

         1. Effective Time. The parties acknowledge that, although the Closing under the Stock Purchase Agreement is being held on March 14, 1997, the effective time of the transaction shall be as of 12:01 a.m. March 15, 1997.

         2. Exhibit A to Stock Purchase Agreement. The parties hereby agree that Exhibit A to the Stock Purchase Agreement is hereby amended in its entirety and that Exhibit A attached to this First Amendment shall be and hereby is substituted as the Exhibit A to the Stock Purchase Agreement in all respects.

         3. Disputed Instruments. The parties hereby agreed, in order to resolve all issues relating to the disputed instruments described in Section
2.6 of the Stock Purchase Agreement, as follows:

                 (a) The exercise price of the Ramsay Warrant and the outstanding principal balances of the Convertible Notes have been included as additional amounts in determining the Purchase Price pursuant to Section 2.2 of the Stock Purchase Agreement.

                 (b) In no event shall the Sellers be entitled to receive or be paid all or any portion of the Purchase Price attributable to the Ramsay Warrant which otherwise would have been paid to Sellers if the Ramsay Warrant had not been outstanding on the date of Closing whether pursuant to Section 2.6 of the Stock Purchase Agreement or any other provision thereof.

                 (c) Sellers have acknowledged and agreed that the holders of the Convertible Notes have retained the right to convert the Convertible Notes. Sellers shall have no right to all or any portion of the Purchase Price attributable to the Convertible Notes which otherwise would have been paid to Sellers if the holders of the Convertible Notes had not retained the right to convert such Convertible Notes. Instead, the holders of the Convertible Notes shall have the right to participate as a Seller under the Stock Purchase Agreement upon exercising such right of conversion.

         4. Payment of Purchase Price. The parties have agreed that Purchaser shall pay the Purchase Price due to Sellers at the closing by wire transfer to the trust account of Counsel to the Sellers. Counsel to the Sellers shall distribute to the Sellers by check their respective portions of the Purchase Price. Purchaser shall have no obligation or liability for the distribution of such proceeds to the Sellers. Purchaser agrees to advance to such trust account the full portions of the Purchase Price attributable to all the Convertible Notes even though all the holders thereof have not exercised the right to convert on prior to the Closing. The parties agreed that such holders may exercise such right to convert after the date of Closing and participate as a Seller under the Stock Purchase Agreement. However, such holders shall not be paid their respective portion of the Purchase Price until such right to convert has been properly exercised and, if any holder does not exercise such right to convert and instead the principal amount of the Convertible Note is paid to such Seller, then the portion of the Purchase Price attributable to such Convertible Note shall be returned by Counsel to the Seller to Purchaser. A properly exercised Convertible Note shall include a written election to convert, a duly endorsed original Convertible Note and an executed Signature Page and Joinder Agreement. Upon receipt of the foregoing documents, Counsel for the Sellers shall have the authority to make payment to the converting holder of the Convertible Notes without further authorization by either Sellers, the Company or Purchaser. Upon such payment to the converting holders of the Convertible Notes, the Counsel for Sellers shall promptly send to Purchaser the originals of the election to convert, the endorsed Convertible Note and the executed Signature Page and Joinder Agreement.

         In the event that the provisions of Section 11.7 of the Stock Purchase Agreement are satisfied by the execution of a qualifying management agreement, the Purchaser shall be obligated to pay $270,000 to the Seller which payment shall be made within ten (10) days after execution of the management agreement. Payment shall be made by wire transfer to the trust account of Counsel to the Sellers which shall distribute such additional payment to the Sellers on a pro rata basis.

         5.      Post-Closing Escrow.  Purchaser and Sellers have agreed that
(a) in consideration of the waiver of the Sellers to any claim to the portion of the Purchase Price attributable to the Ramsay Warrant (even if the Ramsay Warrant is subsequently determined not to be outstanding or otherwise exercisable), the amount of the Post-Closing Escrow Account shall be reduced to $540,000 and (b) in consideration of the reduction in the Net Worth of the Company on the date of Closing, the amount of $60,000 shall not be deposited in the Post-Closing Escrow Account, but shall be paid to the Company for working capital purposes. As such, the $540,000 escrow funds shall be paid by Purchaser in the amount of $480,000 to the escrow account and $60,000 to the Company, as to which $60,000 neither Purchaser nor the Company shall have any obligation or liability of any kind under any circumstances to repay or refund such amount to Sellers. In consideration of such agreement by the Sellers, Purchaser has waived satisfaction of the condition precedent to its obligations under Section 9.1(m) of the Stock Purchase Agreement.

         6. Non-Competition. For the purposes of clarifying Section 12.1 of the Stock Purchase Agreement, Purchaser expressly agrees that (a) Greene may solicit the employment of and employ Diane R. Burkett at any time, whether or not employed by Purchaser at such time and (b) Greene may continue his ownership of The Center for Health and Creative Aging, P.C. provided that such professional corporation only continue to engage in the business activity in which it is currently engaged and expressly does engage in the management of mental health treatment units or program for general acute care or specialty hospitals.

         7. Except as modified by this First Amendment, the provisions of the Stock Purchase Agreement that are not inconsistent with the provisions of this First Amendment shall remain in full force and effect in accordance with the terms thereof. As amended by this First Amendment, the Stock Purchase Agreement is hereby ratified and confirmed in all respects.

         8. This First Amendment shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, successors and assigns.

         9. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.


                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties have executed this First Amendment to the Stock Purchase Agreement as of the day and year first written above.


PURCHASER:                                         GREENE:

HORIZON MENTAL HEALTH
MANAGEMENT, INC.                                   /s/ James A. Greene, M.D.
                                                   --------------------------
                                                   James A. Greene, M.D.

By:/s/ James W. McAtee
   ----------------------------
    James W. McAtee,
    Executive Vice President


COMPANY:

GERIATRIC MEDICAL CARE, INC.


By: /s/ James A. Greene, M.D.
    ----------------------------
    James A. Greene, M.D.